EXHIBIT 10.2

Effective March 25, 2019, TVA and Jeffrey J. Lyash acknowledged that the offer letter to Mr. Lyash approved as of February 14, 2019 (the Offer Letter), contained a typographical error and that Mr. Lyash is entitled to sick leave accrued at the rate of four hours per pay period rather than six hours per pay period as indicated in the Offer Letter.